Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Bioxytran Inc.

Needham, MA

We hereby consent to the use in the Form 10-K of Bioxytran, Inc., that was filed on or about March 31, 2023, of our Report of Independent Registered Public Accounting Firm, dated April 11, 2022, on the balance sheet of Bioxytran, Inc., as of December 31, 2021 and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended, which appear in such Form 10-K.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

March 31, 2023